                              EMPLOYMENT AGREEMENT
                                   OF (TITLE)


         This Agreement is made and entered into as of December __ , 1996 by and between Flagship Health, P.A. ("Medical Group"), a Maryland professional association and (Name) ("Physician"). Reference is made to Appendix A of that certain Services Agreement between Medical Group and Physicians Quality Care, Inc. ("PQC") dated as of the date hereof (the "Services Agreement"). Capitalized terms used herein and not otherwise defined have the respective meanings set forth therein.

         WHEREAS, Medical Group employs qualified physicians to provide medical services under its auspices to its patients and wishes to engage Physician to provide medical care to its patients; and

         WHEREAS, Physician is a duly licensed medical doctor and desires to provide such professional services to Medical Group.

         NOW, THEREFORE, in consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the parties agree as follows:

         1. Employment.  Medical Group hereby agrees to employ Physician and
            -----------
Physician hereby accepts such employment on a full-time basis upon the terms and conditions as are hereinafter set forth.

         2. Term. This Agreement shall become effective as of the date first
            -----
written above and, subject to earlier termination as hereinafter provided, shall terminate five (5) years thereafter (the "Anniversary Date"). Thereafter, this Agreement will automatically be extended on the same terms as set forth herein for successive one (1) year periods, unless earlier terminated in accordance with this Agreement.

         3. Duties and Responsibilities of Physician.
            -----------------------------------------
            3.1. Services.  As an employee of Medical Group, Physician shall
                 --------
have the following duties and responsibilities under this Agreement and such other duties and responsibilities as may be designated from time to time by Medical Group:

                  (a) To provide direct patient care services to patients of Medical Group;

                  (b) To deliver professional services on a full time basis during the week (and on weekends as appropriate), all in accordance with Medical Group's 8 schedule of office hours as reasonably established from time to time and approved by the Joint Policy Board;

                  (c) To participate in coverage arrangements in cooperation with other physicians to provide twenty-four (24) hour availability and coverage in person or on an on-call basis in accordance with Medical Group's coverage schedule as reasonably established from time to time and approved by the Joint Policy Board; and

                  (d) To arrange in a reasonable and timely manner for follow-up treatment of patients evaluated or treated by Physician where such follow-up treatment is medically indicated.

            3.2. Physician Qualifications.  As a continuing condition of
                 ------------------------
Physician's employment, Physician agrees to:

                 (a) maintain an unrestricted license to practice medicine in the State of Maryland and maintain good standing with the Maryland Board of Physician Quality Assurance;

                 (b) maintain a federal Drug Enforcement Administration certificate, without restrictions, to the extent necessary for his practice;

                 (c) maintain full hospital medical staff memberships and clinical privileges as are appropriate to his specialty and as are reasonably determined by the Joint Policy Board to be necessary in connection with participation in contracts with third-party payors negotiated by Medical Group or on Medical Group's behalf by an agent of Medical Group;

                 (d) perform all professional services through Medical Group in accordance with all applicable federal, state and local laws and regulations and with prevailing standards of care and medical ethics and with practice protocols and policies as adopted from time to time by the Medical Advisory Board;

                 (e) maintain his skills through continuing education and training, including participation in those programs reasonably designated from time to time by Medical Group's Medical Director;

                 (f) maintain eligibility for and participate in (at Medical Group's expense) insurance under the professional liability policy or policies at a commercially reasonable cost for Physician's specialty as determined by Medical Group;

                 (g) be board-certified or board-eligible or have equivalent training and experience in the area listed on Schedule 3.2(g),
                                                          ---------------

                 (h) be and remain a participating provider in the Medicare programs and other carriers and managed care entities with which Medical Group contracts; provided, however, that with respect to managed care plans, Physician shall not be required to accept new patients for care during such period, if any, as the Joint Policy Board shall have determined that Physician may reasonably close his practice to new patients due to capacity constraints;

                 (i) abide by the Principles of Medical Ethics of the American Medical Association and the Maryland Medical and Chirurgical Faculty;

                 (j) comply with all material federal, state and municipal laws, statutes, ordinances, orders and regulations applicable to the conduct of Physician's activities, as well as with the articles of incorporation and bylaws of Medical Group and other rules or regulations adopted from time to time by the Joint Policy Board;

                   (k) promptly disclose to Medical Group the commencement or pendency of any legal action, administrative proceeding or investigation, medical staff or professional disciplinary actions against Physician;

                   (l) abide by any reasonable guidelines adopted by the Joint Policy Board or, subject to the approval of the Joint Policy Board, any person or entity providing management services to Medical Group under the Services Agreement designed to encourage the appropriate, efficient and cost-effective delivery of medical services, subject always to the clinical judgment of Physician, and cooperate with and participate in all other Medical Group programs approved by the Medical Advisory Board regarding quality assurance, utilization review, risk management and peer review by serving on committees or otherwise participating in such activities as the Joint Policy Board may reasonably require;

                   (m) maintain on a timely basis appropriate and accurate medical records in accordance with accepted medical standards and Medical Group policies with respect to all patients evaluated and treated; and

                   (n) satisfy such other reasonable requirements as are established from time to time by Medical Group and approved by the Joint Policy Board, provided that any requirements involving clinical matters shall also require the approval of the Medical Advisory Board.

            3.3.   Outside Practice: Conflicts of Interest.
                   ----------------------------------------

                   (a) Physician shall not, during the term of this Agreement, undertake any activity that interferes with, adversely affects, or represents a conflict of interest with Physician's obligations under this Agreement or that competes with Medical Group for patients, or (except as arranged by Medical Group) enter into any managed care contract or assume any liability under a risk pool or similar arrangement without Medical Group's consent. Physician shall, during the term of this Agreement, confine Physician's practice to Medical Group and its patients, except with respect to teaching and research activities approved by the Joint Policy Board. It is expressly understood and agreed that any medical services rendered by Physician to patients who express a wish to engage Physician personally shall be rendered by Physician as an employee of Medical Group.

                   (b) Physician recognizes and agrees that the successful operation of Medical Group depends in large part upon the loyalty of Physician to Medical Group and upon the avoidance of conflicts of personal time and availability. Accordingly, as used in Section 1 and in other sections of this Agreement, the term "fulltime" shall mean that Physician shall during the term hereof devote his full working time, attention, loyalty and best efforts to the affairs of

            Medical Group, taking into account any vacation time and Continuing Medical Education time to which Physician is entitled and also taking into account any teaching, research, community activities, activities with professional organizations and care of indigent patients performed by Physician to the same extent that Physician historically has engaged in such activities. Upon the advance written approval of Medical Group, Physician may be relieved of Physician's obligation to provide services hereunder on a full-time basis for such professional purposes and such limited time period as may be so approved. Except to the extent the Joint Policy Board approves in writing Physician's retention of limited honoraria and similar amounts, any remuneration earned by Physician in connection with such approved professional activities shall be assigned to Medical Group; provided that no such exception shall take effect absent approval by the Joint Policy Board and PQC.

                   (c) During the term of this Agreement, Physician shall not, and shall not undertake any planning (other than after the giving of notice under Section 8(d)(i)(C)) to, establish, operate or provide medical services to or practice medicine at any medical office, clinic or other health care facility other than pursuant to this Agreement, except as approved by Medical Group.

                   (d) Physician understands and acknowledges that the foregoing provisions in this Section 3.3 are designed to preserve the goodwill of Medical Group and the goodwill of the other individual physicians of Medical Group. Accordingly, if Physician breaches any obligation of this Section 3.3, in addition to any other remedies available under this Agreement, at law or in equity, Medical Group shall be entitled to enforce this Agreement by injunctive relief and by specific performance of the Agreement, such relief to be without the necessity of posting a bond, cash or otherwise. Additionally, nothing in this paragraph shall limit Medical Group's right to recover any other damages to which it is entitled as result of Physician's breach.

            3.4.  Location of Practice. It is anticipated that Physician's
                  ---------------------
services hereunder will be performed at the location listed on Appendix C (the "Practice Site"). In addition, Medical Group will consult with Physician before assigning him to provide services at a different practice site, which assignment may be made only with the approval of the Joint Policy Board and Physician.

            3.5.  Name.  Physician agrees that Medical Group shall be
                  -----
entitled to use the name of Physician on a royalty free, non-exclusive basis for the term of this Agreement, solely in connection with advertising for or informational documents with respect to Medical Group or PQC.

            3.6.  Assignment of Intellectual Property. Physician agrees to
                  ------------------------------------
assign to PQC any Intellectual Property rights that Physician acquires during the term of this Agreement; provided, however, that Physician shall not be required to assign to PQC Intellectual Property rights that relate to (i) non-medical studies and inventions, (ii) royalties from medical devices unless developed as part of Physician's services to Medical Group, (iii) publications on clinical aspects of a medical practice unless developed as a part of Physician's services to Medical Group, (iv) medical books and articles designed primarily for purchase by non-physicians, (v) any Intellectual Property developed by Physician prior to, or in progress on, the date of this Agreement as disclosed on Schedule 3.6 hereto, and (vi) any Intellectual Property rights which Physician is, on the date of this Agreement, obligated to assign to or share with the Johns Hopkins Hospital, the Johns Hopkins University or any affiliated company or institution. PQC will review the feasibility of commercializing any Intellectual Property assigned to it pursuant to this Agreement. If PQC does not elect to commercialize the Intellectual Property, it will reassign it to Physician. If PQC elects to commercialize such Intellectual Property, PQC and Physician shall enter into an agreement on mutually acceptable terms to share the costs and revenues from such commercialization with Physician. Physician agrees for the benefit of PQC, to execute, at PQC's expense, such further instruments or agreements, to make such filing or registration and to take such other actions as PQC determines to be necessary or desirable to give effect to the assignments contemplated by this Section 3.6 or to protect, establish or record PQC's rights to such Intellectual Property. Physician also agrees that PQC, the Joint Policy Board and the Compensation Committee may consider the time devoted by Physician to the development or promotion of Intellectual Property rights that are not assigned to PQC in determining the operating budget of such Physician's Physician Pod, including Physician Draw, and the allocation of the Compensation Pool among Physician Pods.

         4. Compensation and Benefits.  Subject to performance of Physician's
            --------------------------
duties and obligations to Medical Group pursuant to this Agreement or otherwise, Physician shall be compensated as follows:

            4.1. Compensation.  As compensation for all services performed under
                 ------------
and during the term of this Agreement, Medical Group shall pay Physician in accordance with the terms set forth on Appendix A, attached hereto and made a
                                       ----------
part hereof.

            4.2. Fringe Benefits. Physician shall be entitled during the
                 ----------------
term of this Agreement to participate in the employee fringe benefit plans provided to other physician employees of Medical Group as set forth on Appendix B, attached hereto and made a part hereof, as amended from time to
----------
time upon approval by the Joint Policy Board. Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable Medical Group policies.

             4.3. Professional Liability Insurance. During the term of this
                  ---------------------------------
Agreement, the Medical Group shall provide professional liability insurance covering professional services provided by Physician in accordance with the provisions of this Agreement with such limits of liability as determined by the Joint Policy Board, which shall be initially not less than $1,000,000 per occurrence and $3,000,000 annual aggregate. Medical Group's obligation to provide such insurance is subject to Physician's compliance with any conditions of such insurance other than the obligation to pay premiums.

         5. Warranties of Physician.  Physician represents and warrants that:
            ------------------------

                  (a) Physician now possesses and will continue to possess a valid and unlimited license to practice medicine pursuant to the laws of the State of Maryland;

                  (b) Physician possesses a valid federal narcotics number which has never been revoked or suspended other than a temporary suspension, now cured, resulting solely from the late filing of renewal papers;

                  (c) Physician's medical staff privileges at any hospital have never been (other than for delinquency in the completion of medical records) and are not in the process of being curtailed, suspended, revoked or otherwise the subject of any proceedings which can or could have resulted in the same;

                  (d) Neither Physician's provider number for or eligibility to participate in Blue Shield, Medicare or Medicaid programs nor Physician's eligibility to participate in any other third-party payment system has ever been or is in the process of being curtailed, suspended, revoked or otherwise the subject of any proceedings which can or could have resulted in the same;

                  (e) Physician has not been convicted of a criminal offense related to participation in the delivery of medical care services under Titles XVIII, XIX, or XX of the Social Security Act;

                  (f)  Except as disclosed in writing to Medical Group on
         Schedule 5(f), Physician is not now and has not in the past been a
         -------------
         party to or the subject of any other professional litigation or, to the best of Physician's knowledge and belief, any investigation or proceeding, whether civil, criminal or administrative in nature;

                  (g) To the best of Physician's knowledge and belief, Physician is not now and never has been the subject of any investigation related to Physician's medical practice or qualifications for licensure as a physician other than that routinely conducted by a state' 8 board or agency with jurisdiction over the licensure of physicians in the usual course of initial and renewal licensure by the state; and

                  (h) Physician's license to practice medicine in any state has never been revoked (not including revocation solely for non-payment of filing or renewal fees), suspended, restricted or otherwise curtailed nor has Physician been placed on probation by any medical licensing board.

         6. Charges.  Physician agrees that Medical Group, subject to the
            --------
approval of the Joint Policy Board, shall set any and all charges to patients for any professional services rendered by Physician during the term of this Agreement.

         7. Billings, Assignment and Delivery of Revenues. As the employer of
            ----------------------------------------------
Physician, Medical Group has the right to bill for and to receive, hold, and disburse all revenues (whether for professional services or ancillary services such as laboratory services), generated by Physician. Physician hereby assigns, and agrees to assign to Medical Group, all of his rights existing in said revenues due on account of services rendered pursuant to this Agreement. Physician acknowledges Medical Group's engagement of Physicians Quality Care, Inc., a Delaware corporation pursuant to the Services Agreement, under which Medical Group has authorized PQC to take those actions described below in this
Section 7 for and on behalf of and in the name of Medical Group and, as necessary, for and on behalf of and in the name of Physician.

         If for any reason PQC cannot, on behalf of and in the name of Medical Group, bill for and receive fees generated by any clinical services provided by Physician, Physician hereby grants to PQC an exclusive power of attorney and appoints PQC its exclusive true and lawful attorney-in-fact to take those actions described below in this Section 7, including without limitation to bill for such services on behalf of Physician under Physician's individual provider number or numbers.

         Physician acknowledges that, pursuant to the terms of the Services Agreement, PQC shall:

                  (a) bill in Medical Group's name, under its provider number(s) when obtained within guidelines approved by the Joint Policy Board, and on its behalf, and

                  (b) until such time as Medical Group has obtained its provider number(s), may bill in Physician's name, all claims (including co-payments due from patients) for reimbursement from Payors, as defined below, fiscal intermediaries or patients for all covered medical services provided by Physician or Medical Group to patients;

                  (c) take possession of and endorse in the name of Physician or Medical Group all cash, notes, checks, money orders, insurance payments, and any other instruments received as payment of accounts receivable (and Physician covenants to transfer and deliver promptly to PQC all funds received by Physician from patients or Payors for medical services), all such funds to be deposited directly into a Medical Group account and to be applied in a manner consistent with the Services Agreement;

                  (d) deposit all collections directly into a Medical Group account with a banking institution selected by PQC and approved by Medical Group and to make withdrawals from such Medical Group account for such purposes as are consistent with the Services Agreement;

                  (e) collect and receive in: (i) Medical Group's name and on its behalf, and (ii) Physician's name and on his behalf, all accounts receivable generated by such billings and claims for reimbursement and to place such accounts for collection, settle and compromise claims, and institute legal action for the recovery of accounts; and

                  (f) sign checks on behalf of the Medical Group and make withdrawals from Medical Group accounts for payments specified in the Services Agreement and as requested from time to time by Medical Group.

         Physician shall cooperate fully with Medical Group and PQC (1) in facilitating such collections and (2) in collecting accounts receivable transferred to PQC by Physician pursuant to this Agreement, including endorsement of checks and delivery to PQC of all revenues, in whatever form, received from patients or Payors on their behalf, and completion of all forms necessary for the collection of said revenue, including, without limitation, executing and delivering to each financial institution wherein Medical Group or PQC maintains an account, such additional documents or instruments as may be necessary to evidence or effect the power of attorney granted hereby to PQC. If PQC assigns said power of attorney, then Physician shall execute a power of attorney in favor of the assignee in a form acceptable to PQC.

         For purposes of this Section 7, "Payors" shall mean any persons that, on behalf of a patient or enrollee or employee, pay or reimburse Physician or Medical Group for providing health care services or for managing the provision of health care services, such as insurance companies, managed care plans, employers or the Medicare and Medicaid programs. The provisions of this Section 7 shall survive the termination of this Agreement.

         8. Termination. This Agreement shall terminate or be terminable at the
            ------------
end of the Employment Period, as it may be extended, or under any of the circumstances set forth below. The "Termination Date" shall be the date as of which all notice and cure periods, if any, have lapsed with respect to the applicable provision under which either party is seeking to terminate this Agreement.

            (a) Death  In the event of Physician's death, this Agreement
                -----
         shall immediately and automatically terminate.

            (b) Disability. Either Medical Group or Physician may terminate this
                ----------
         Agreement, upon written notice to the other party, in the event that Physician becomes disabled through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of Physician's duties and responsibilities hereunder for ninety (90) consecutive days during any period of three hundred sixty-five (365) calendar days and Medical Group determines that there is no reasonable likelihood that Physician will be able to return to the performance of substantially all of Physician's duties and responsibilities on a regular basis within thirty (30) days thereafter; provided, however that the Joint Policy Board must approve any decision by the Medical Group to terminate a Physician pursuant to this Section 8(b), which approval shall not be unreasonably withheld. If any question arises as to whether Physician is so disabled, Physician shall, at Physician's election or at the request of Medical Group, submit to a medical examination by a physician selected by Medical Group, to whom Physician or Physician's guardian has no reasonable objection, to determine whether Physician is so disabled. If Physician (or his guardian) shall disagree with the determination of such physician, Physician, within thirty (30) days following the determination by the physician selected by Medical Group, may submit to a medical examination by a physician selected by Physician (or his guardian). If the determination of such second physician differs from that of the first, Medical Group and Physician (or his guardian), within thirty (30) days following the determination by such physician, shall agree upon a third physician, who shall examine Physician and whose determination shall be conclusive of the issue. If Physician does not request a second opinion, the determination of the first physician shall be conclusive of the issue. If this question arises and Physician does not submit to medical examination, Medical Group's determination of the issue shall be binding on Physician.

            (c) Termination by Medical Group for Cause.
                ---------------------------------------

                (i) Medical Group may terminate this Agreement for cause at any time provided that Medical Group first gives ninety (90) days written notice to Physician setting forth in reasonable detail the nature of such cause and provides Physician with an opportunity to respond to the notice and discuss with the Medical Director of Medical Group the issues identified in the notice, and to cure the basis for the notice. If within that ninety (90) day period, Physician has not cured the problem described in the notice, then Medical Group may immediately terminate Physician's employment, without further notice provided, however, that Medical Group shall not be required to provide ninety (90) days notice or an opportunity to cure any cause that in the reasonable judgment of Medical Group is not capable of being cured. Cause shall be determined by Medical Group in its reasonable judgment and shall include, but not be limited to:

                   (A) Physician's fraud or dishonesty with respect to Medical Group, its employees, patients or visitors;

                   (B) Physician's suspension or termination from, or failure to participate as an eligible provider in Medicare, Medicaid or any third-party reimbursement program approved by the Joint Policy Board, for cause such as quality of care, utilization review, or quality assurance reasons; provided, however, that termination or failure to renew Physician's participation in a third-party reimbursement program due to changes in the size or character of provider panels shall not constitute cause under this Section 8(c)(i)(B);

                   (C) Revocation, suspension, or failure to renew Physician's Board Certifications (if any) in his primary area of practice; provided, however, that such termination shall be approved by Medical Advisory Board and the Joint Policy Board;

                   (D) Physician's material negligence in the performance of Physician's duties or responsibilities to Medical Group;

                   (E) Physician's breach of any material term of this Agreement or any other agreement entered into in connection with such Physician's affiliation with Medical Group;

                   (F) the medical staff membership or clinical privileges of Physician at any hospital in the State of Maryland or any other jurisdiction: (1) being revoked or terminated, or not being renewed at the election of the hospital or, without the approval of the Medical Director, expiring; or (2) or being reduced to a level which, in the sole judgment of the Medical Director of Medical Group, would prevent Physician from rendering the services contemplated by this Agreement in any material respect. Medical Group may terminate this Agreement, upon written notice to Physician, if Physician's medical staff membership or clinical privileges at any hospital in the State of Maryland or any other jurisdiction are suspended other than (a) during a period of summary suspension pending hearing and appeal, provided such hearing and appeal are timely requested by Physician or (b) a nonrecurring, temporary suspension arising solely out of failure to complete medical records. During any period of summary suspension of Physician's privileges (other than a nonrecurring, temporary suspension arising solely out of failure to complete medical records), Physician's employment shall be suspended pending hearing and appeal as timely requested by Physician and compensation and benefits shall be continued to the extent provided by policies in effect at the time;

                   (G) Physician ceasing to be licensed to practice medicine without restriction under the laws of any state in which Physician is licensed;

                   (H) Physician ceasing to maintain a current and valid Federal Drug Enforcement Agency license;

                   (I) Physician ceasing to be covered by professional liability insurance (other than as a result of Medical Group's act or omission in connection with such insurance);

                   (J) Physician being convicted of a felony or any crime involving moral turpitude;

                   (K) Physician being penalized with civil monetary fines or assessment under any federal or state law involving Medicare, Medicaid or any third-party reimbursement program;

                   (L) Physician (a) engages in any conduct or is formally accused of conduct for which Physician's license to practice medicine reasonably would be expected to be subject to revocation or suspension, whether or not actually revoked or suspended, or (b) is otherwise disciplined by any licensing, regulatory or professional entity or institution, the result of any of which events described in clause (a) or (b) of this
                   Section 8(c)(i)(L) does, or reasonably would be expected to, materially adversely affect Medical Group or significantly impair the ability of Medical Group to perform medical services in an amount and of a nature consistent with the medical services performed at the time of such action; or

                   (M) Medical Group or PQC is prevented by Physician or any person under Physician's direction or control, from entering any premises at which Medical Group provides services, and such inability to enter such premises continues for more than forty-eight (48) hours after written notice thereof to the Joint Policy Board.

                   (ii)  Upon the termination of this Agreement pursuant to
            Section 8(c)(i) by Medical Group, subject to the provisions set forth below, Medical Group shall have the option to require Physician to:

                   (A) Subject to cooperation from PQC and its Affiliates, purchase from Medical Group, PQC or its Affiliates at Book Value (as of the Purchase Closing) (1) all tangible assets of Medical Group, PQC or their Affiliates that relate primarily to Physician's practice or that were acquired, directly or indirectly, from Physician, other than Medical Group's, PQC's or its Affiliates' medical, accounting and financial records, and (at a price equal to the unamortized balance of the payments to Physician for intangibles (including goodwill as set forth or reflected on the balance sheet of Medical Group, PQC or its Affiliates) (2) a release from the restrictive covenant set forth in Section 14 (the assets to be purchased pursuant to (1) and (2) of this Section 8(c)(ii) referred to hereinafter as the "Purchased Assets"); and

                   (B) Assume or pay all of Medical Group's, PQC's and its Affiliates' liabilities, debts, payables and other obligations (including lease and other contractual obligations), or portions thereof, accrued and unpaid through the Purchase Closing which relate directly or are directly attributable to Physician or Physician's medical practice (the "Physician Related Liabilities"). The parties agree that if Physician is one (1) of a number of physicians practicing within a Pod, then the parties will cooperate in good faith to allocate fairly to Physician only those liabilities, debts, payables and other obligations that relate directly to Physician and not to other members of the Pod.

                   (iii) The exercise of the option by Medical Group described in Section 8(c)(ii) shall be upon written notice thereof in the termination notice, if applicable, on or prior to ninety (90) days before the Purchase Closing. In connection with the purchase and sale of the Purchased Assets pursuant to this Section 8(c), Medical Group shall use its commercially reasonable efforts to cause such assets to be conveyed free of any lien, claim or encumbrance.

                   (iv) Notwithstanding Section 8(c)(ii), this Agreement shall not constitute an agreement to assign any contract or asset, or any benefit arising thereunder or resulting therefrom, if any attempted assignment thereof, without the consent required or necessary for such assignment, would constitute a breach or violation of any agreement or restriction applicable to such contract or asset or in any way adversely affect the rights of Medical Group, Physician, or PQC thereunder. Medical Group agrees to use its commercially reasonable efforts to obtain any consent required for such assignment.

            (d) Termination by Physician.
                -------------------------

                      (i) Physician may terminate this Agreement (A) upon written notice to Medical Group of the failure of Medical Group to make any payments of the compensation required under this Agreement when due and continued failure to pay such compensation after thirty
            (30) days notice of such failure to Medical Group unless the amount of such payment is being contested in good faith, (B) upon ninety
            (90) days written notice from Physician to Medical Group of Medical Group's failure to comply with any other material obligation of Medical Group under this Agreement, which failure is not cured within such ninety (90) day period, (C) after the first anniversary of the execution of this Agreement, upon not less than six (6) months written notice to Medical Group from Physician, and (D) upon written notice to Medical Group, in the event of the termination by Medical Group of the Services Agreement between PQC and Medical Group pursuant to Sections 5.2(a) [breach] or 5.2(c)(i) [breach for non-payment] of said Services Agreement by Medical Group or the termination by either party of the Services Agreement under Section 6 [Negative Gross Margin] of Appendix B thereof.

                      (ii) Upon the termination of Physician's employment
            by Physician pursuant to Section 8(d)(i)(A), (B) or (D), Physician shall have the option to require Medical Group, subject to cooperation from PQC and its Affiliates, to sell all tangible assets of Medical Group, PQC or their Affiliates that relate primarily to Physician's practice or that were acquired, directly or indirectly, from Physician, other than Medical Group's, PQC's or its Affiliates' medical, accounting and financial records, collectively and not individually, to Physician (the "Section 8(d)(ii) Assets") at the lesser of (1) Book Value or (2) Fair Market Value as of the date of termination. For the purposes of this Agreement, "Book Value" shall have the meaning set forth in Section 10.3 of Appendix A of the Services Agreement, and "Fair Market Value" shall mean, as to any asset, the fair market value of such asset as agreed upon by Medical Group and Physician, or in the event that Medical Group and Physician cannot agree to such value by ninety (90) days prior to the Purchase Closing, the fair market value of such assets as determined by an entity (the "Independent Financial Expert") regularly engaged in the business of evaluating assets of medical clinics and associated businesses and that is mutually acceptable to Medical Group and Physician. The Independent Financial Expert may use any customary and generally accepted method of determining fair market values, and shall take into account the effect of any liens, claims or encumbrances (other than those arising out of Physician Related Liabilities that may reasonably be expected to have an effect on the value of such assets. The cost of any Independent Financial Expert shall be paid one-half (1/2) by Medical Group and one-half (1/2) by Physician.

                      (iii) In the event that Physician terminates this Agreement pursuant to Section 8(d)(i)(C), Physician shall have the right to purchase the following assets (the "Section 8(d)(iii) Assets "):

                      (A) All, but not less than all, of the physical assets purchased by Medical Group from Physician as part of the transaction simultaneous with which Physician became an employee of Medical Group (an "Affiliation"), provided that Medical Group, PQC or an Affiliate still owns such physical assets. Medical Group and Physician may also agree that Physician shall purchase other physician assets acquired by Medical Group, PQC or an Affiliate after Affiliation; provided that Medical Group shall not be obligated to sell any assets acquired after Affiliation. The purchase price of the physical assets shall be the lesser of their Book Value or their Fair Market Value as of the Purchase Closing.

                      (B) If Physician requests, then, subject to the consent of the lessor and release by the lessor of Medical Group from any obligations under the lease, Medical Group agrees to use commercially reasonable efforts to transfer to Physician the lease relating to any premises occupied solely by Physician prior to Affiliation and that Physician continues to occupy at the time of termination of this Agreement. In consideration of such transfer, Physician shall pay Medical Group an amount equal to the sum of (i) fifteen percent (15 %) of the total lease obligations required to be paid during the remaining term of the lease and (ii) to the extent not covered in (A) above the Book Value of any leasehold improvements.

                    (C) Physician (notwithstanding Section 12 of this Agreement) shall be entitled for a three (3) month period commencing upon the delivery of Physician's termination notice to solicit any employee of Medical Group directly providing support for Physician's medical practice to leave such employee's employment with Medical Group. Prior to soliciting such employee, Physician shall notify Medical Group of Physician's intent to solicit such employee and pay Medical Group an amount equal to three (3) months salary and benefits of any employee so solicited.

                    (D) Medical Group shall not attempt to prevent Physician from obtaining and using the telephone number that Physician used prior to Affiliation if such telephone number has been used by a Pod in which Physician is the sole physician employee. Medical Group shall have no obligation to cause such telephone number to be assigned to Physician and Physician shall be responsible for all costs associated with reestablishing such phone number.

                    (E) Medical Group shall retain custody of patient records. Physician shall be entitled, at Physician's cost and at the written request or with the written approval of the patient, to make copies of the patient record for any patient to whom Physician provided services. If requested by a patient, Medical Group shall transfer copies of each patient's medical records as directed by the patient.

                    (F) Medical Group will not interfere with Physician's efforts to reactivate any provider numbers under any managed care contracts that were assigned to Physician prior to the date of his initial employment hereunder. Medical Group shall not be obligated to terminate or transfer any provider number that it possesses and shall not be liable to Physician if Physician is unable to establish or re-establish provider status under any managed care contract.

                    (G) Except as provided in clause (C) of this Section 8(d)(iii), Physician shall continue to be subject to the restrictive covenants and agreements in Sections 11, 12 and 14 of this Agreement.

                    (iv) The exercise of the option by Physician described in Sections 8(d)(ii) and (iii) shall be upon written notice thereof in the termination notice, if applicable, on or prior to ninety (90) days before the Purchase Closing. In connection with the purchase and sale of the Section 8(d)(ii) Assets or the Section 8(d)(iii) Assets as appropriate, pursuant to Sections 8(d)(ii) or 8(d)(iii) as appropriate, Medical Group shall use its commercially reasonable efforts to cause such assets to be conveyed free of any lien, claim or encumbrance.

                     (v) Notwithstanding Sections 8(d)(ii) and (iii), this Agreement shall not constitute an agreement to assign any contract or asset, or any benefit arising thereunder or resulting therefrom, if any attempted assignment thereof, without the consent required or necessary for such assignment, would constitute a breach or violation of any agreement or restriction applicable to such contract or asset or m any way adversely affect the rights of Medical Group or Physician or PQC thereunder. Medical Group agrees to use its commercially reasonable efforts to obtain any consent required for such assignment.

            (e)  Mutual Termination.
                 -------------------

                 (i) Either Physician or Medical Group may terminate this Agreement if (i) a law firm with a nationally recognized expertise in health care law and acceptable to Medical Group and the Joint Policy Board renders an opinion to Medical Group with a copy to the Joint Policy Board and Physician stating that a material provision of this Agreement is in violation of applicable law; or (ii) any court or regulatory agency enters an order finding a material provision of this Agreement is in violation of any applicable law and in either case (i) or (ii), the parties are unable, after a period of good faith negotiation not to exceed thirty (30) days after notice to either party to agree upon such amendments to this Agreement as are necessary to cause this Agreement to comply with applicable law and which preserve the underlying economic and financial arrangements between the parties without substantial economic detriment to either party.

                 (ii) In the event of termination under this Section 8(e), Medical Group shall have the option to require Physician to purchase, and Physician shall have the option to require Medical Group to:

                 (A) Subject to cooperation from PQC and its Affiliates, purchase from Medical Group, PQC or its Affiliates at Book Value, all tangible assets of Medical Group, PQC or their Affiliates that relate primarily to Physician's practice or that were acquired, directly or indirectly, from Physician, other than Medical Group's, PQC's or its Affiliates' medical, accounting and financial records (the "Section 8(e)(ii) Assets"); and

                 (B) Assume or pay all of the Physician Related Liabilities as defined in Section 8(c)(ii)(B). The parties agree that if Physician is one (I) of a number of physicians practicing within a Pod, then the parties will cooperate m good faith to allocate fairly to Physician only those liabilities, debts, payables and other obligations that relate directly to Physician and not to other members of the Pod.

                 (iii)  The exercise of the option by a party described in
            Section 8(e)(ii) shall be upon written notice thereof in the termination notice, if applicable, on or prior to ninety (90) days before the Purchase Closing. In connection with the purchase and sale of the Section 8(e)(ii) Assets pursuant to this Section 8(e), Medical Group shall use its commercially reasonable efforts to cause such assets to be conveyed free of any lien, claim or encumbrance.

                 (iv) Notwithstanding Section 8(e)(ii), this Agreement shall not constitute an agreement to assign any contract or asset, or any benefit arising thereunder or resulting therefrom, if any attempted assignment thereof, without the consent required or necessary for such assignment, would constitute a breach or violation of any agreement or restriction applicable to such contract or asset or in any way adversely affect the rights of Medical Group or Physician thereunder. Medical Group agrees to use its commercially reasonable efforts to obtain any consent required for such assignment.

                  (f) Effect of Termination on Accrued Salary and Benefits. In
                      -----------------------------------------------------
         the event that this Agreement is terminated, Medical Group shall pay to Physician the compensation and benefits otherwise payable to Physician under this Agreement through the last day of his actual employment by Medical Group.

                  If, but only if, this Agreement is terminated under Section 8(a) [death], 8(b) [disability], 8(d) [termination by Physician] or 8(e) [mutual termination], then in addition to amounts owed to Physician under the preceding sentence, Medical Group shall pay (without duplication of any amounts owed hereunder) such portion (if any) of the available Distribution Pool (if any) accrued on the financial statements of Medical Group prior to the date of termination as may be approved by the Compensation Committee in its sole discretion (the "Discretionary Amount"). No Discretionary Amount shall be payable in the event of termination under any other section of this Agreement, including without limitation Section 8(c).

                  (g) Terms of Purchase. The closing of the transactions
                      -----------------
         contemplated by Sections 8(c)(ii), 8(d)(ii), 8(d)(iii) or 8(e)(ii) (the "Purchase Closing") shall occur on a date mutually acceptable to Medical Group and Physician that shall be within one hundred and eighty
         (180) days after receipt of a termination notice (or such later date as is necessary for Medical Group to obtain lessor consents to the assignment to Physician of leases of real and personal property to be assumed by Physician). Subject to the conditions set forth below, at the Purchase Closing, Medical Group shall transfer and assign, or shall use its reasonable efforts to cause PQC or its Affiliates to transfer and convey, the Purchase Assets, the Section 8(d)(ii) Assets, the
         Section 8(d)(iii) Assets, or the Section 8(e)(ii) Assets, as the case may be, to Physician and in consideration therefor, Physician shall (a) pay to Medical Group the purchase price in cash and (b) assume, if applicable, Physician Related Liabilities. Each of Medical Group and Physician shall execute such documents or instruments as are reasonably necessary, in the opinion of Medical Group, Physician and their respective counsel, to effect the foregoing transaction.

                  (h) Exception to Purchase. Notwithstanding anything contained
                      ---------------------
         herein to the contrary, Medical Group shall not be obligated to sell the Purchase Assets, the Section 8(d)(ii) Assets, the Section 8(d)(iii) Assets, or the Section 8(e)(ii) Assets, as the case may be, to Physician if Physician is not able to pay the purchase price therefor pursuant to the terms set forth above at the Purchase Closing. In such event, Physician shall surrender the assets in Physician's possession or control to Medical Group as of the Purchase Closing. If Physician fails to so surrender the assets, Medical Group may, without prejudice to any other remedy which it may have hereunder or otherwise, enter the premises and take possession of the assets and expel or remove Physician and any other person who may be occupying the Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor.

                  (i) Waiver of Restrictive Covenants. If Physician's employment
                      --------------------------------
         terminates
         pursuant to Sections 8(b) (if but only if Physician, upon any recovery from disability during the original term hereof sufficient to permit him to return to medical practice, has first offered Medical Group the option to rehire him on the terms set forth herein), 8(d)(i)(A), 8(d)(i)(B), 8(d)(i)(D), or 8(e), Physician's obligation to comply with the restrictions and obligations contained in Sections 11, 12 and 14 hereof shall be waived, and those sections shall be of no force and effect.

         9.  Withholding.  All payments made by Medical Group under this
             -----------
Agreement shall be reduced by any tax or other amounts required to be withheld by Medical Group under applicable law.

         10. Records.  Physician and Medical Group agree that, as between
             -------
Medical Group and Physician, all patient records and other records are the property of Medical Group and not the property of Physician.

         11. Nonsolicitation of Patients. Physician agrees that, during the term
             ---------------------------
of this Agreement and for two (2) years thereafter, Physician will not solicit any patients of Medical Group for whom Physician provides any services during the term of this Agreement, nor suggest, request or direct that any such patients change their health plan from one in which Medical Group participates or plans to participate to a health plan in which Physician, directly or indirectly, participates or plans to participate, nor, unless the patient asks to use the services of Physician, suggest, request or direct that any such patients request that their medical records be copied or otherwise removed or transferred from Medical Group's office, nor remove or copy any medical records or patient mailing lists. Medical Group acknowledges that neither advertising in a "yellow pages" telephone directory nor inclusion of Physician's name in the directory or similar advertising of a general nature of a medical plan shall be deemed to be the solicitation of patients.

         12. Nonsolicitation of Employees. Physician agrees that, during the
             ----------------------------
term of this Agreement and for two (2) years thereafter, Physician will not solicit, directly or indirectly, any physician, nurse or other medical or administrative employee, any agent or any independent contractor of Medical Group or induce or seek to induce, or take action which results in the termination of employment or other arrangements between Medical Group and such employee, agent or independent contractor or otherwise diminishes or interferes with such employment or contractual arrangements.

         13. Referrals of Patients of Medical Group. Physician agrees that,
             --------------------------------------
during the term of this Agreement and for two (2) years thereafter, Physician will give to all patients of Medical Group, or persons who contact Physician as a result of Physician's association with Medical Group, who are seeking medical services within the Practice Area (as defined in Section 14 below) the phone number and address of Medical Group and any Medical Group physicians identified by the patient and known to Physician.

         14. Noncompetition. Physician agrees that, during the term hereof and
             --------------
for a period of one (1) year after the termination of this Agreement, such Physician shall not establish, operate or provide physician or other medical services (whether as an employee, shareholder, partner, independent contractor, manager, consultant or otherwise) at any medical office, clinic or other health care facility providing services similar to those provided by Medical Group, PQC or its Affiliates within fifteen (15) miles of the premises at which Physician practiced at the time of such termination of employment as set forth in Appendix

C (the "Practice Area"); provided, however, that Physician shall not be prohibited from (i) working at a research or teaching facility if Physician does not devote more than ten percent (10%) of Physician's time to clinical practice or (ii) practicing medicine in the Practice Area either as a solo practitioner or with one (1) other physician or (iii) admitting a patient to a hospital in the Practice Area where such admission is in the best medical interest of the patient. In addition, during the term of this Agreement, Physician shall not directly or directly (whether as a shareholder, employee, individual, partner, independent contractor, consultant or otherwise) establish, operate or provide any Integrated Health Services or any medical practice management services provided by Medical Group, PQC or its Affiliates in the Practice Area. Physician agrees that, during the term hereof and for a period of two (2) years after the termination of this Agreement, except as otherwise expressly permitted by this Agreement, Physician shall not directly or indirectly (whether as a shareholder, employee, individual, partner, independent contractor, consultant or otherwise) establish, operate or provide any Integrated Health Services or any other medical practice management services provided by Medical Group, PQC or its Affiliates in the Practice Area. For purposes of this Agreement, "Integrated Health Services" shall mean any business that Medical Group or PQC establishes after the date of execution of the Services Agreement, whether directly or through a subsidiary, which provides medical related services that are not traditionally performed by physicians or physician practices at medical offices (it being understood that in-office laboratory services are not Integrated Health Services).

         15. Enforcement of Covenants. Physician acknowledges that he has
             ------------------------
carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Physician pursuant to Sections 11, 12, 13, 14 and 16 hereof. Physician agrees that said restraints are necessary for the reasonable and proper protection of Medical Group and its goodwill, confidential information and relationships, and economic advantage and agrees that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Physician further acknowledges that, were he to breach any of the covenants contained in Sections 11, 12, 13, 14 or 16 hereof, Medical Group would be harmed and the damage to Medical Group would be irreparable. Accordingly, if Physician breaches any obligation of Sections 11, 12, 13, 14 or 16, in addition to any other remedies available under this Agreement, at law or in equity, Medical Group shall be entitled to enforce this Agreement by preliminary and permanent injunctive relief and by specific performance of the Agreement. Additionally, nothing in this Section 15 shall limit Medical Group's right to recover any other damages to which it is entitled as result of Physician's breach.

         16. Confidentiality. Physician will not, directly or indirectly, use or
             ---------------
disclose any professional or trade secrets or confidential information with respect to Medical Group, its medical practice or its patients except as required by law or legal process. In addition to the restrictions set forth above, Physician agrees to comply with and be bound by any restrictions on the use or disclosure of Intellectual Property of PQC set forth in the Services Agreement, a copy of which has been given to Physician. Physician shall not copy any documents, tapes or other media containing Intellectual Property ("Documents") or remove any Documents or copies from Medical Group premises. Physician will return to Medical Group immediately after Physician's employment terminates, and at such other times as may be specified by Medical Group, all Documents and copies and all other property of Medical Group then in Physician's possession or control. "Intellectual Property" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate of invention and design patents, registrations and applications for registrations, (ii) trademarks, services marks, trade dress, logos, trade names and corporate names and registration and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, clinical product and service processes and techniques, research and development information, medical protocols, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) other proprietary rights relating to the foregoing (including, without limitation, remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions) and (viii) copies and tangible embodiments thereof. Intellectual Property shall also include such information that Medical Group may receive or has received belonging to patients, PQC or others who do business with Medical Group. Intellectual Property does not include any information that Physician can establish (a) is or becomes generally available to and known by the public or in the trade (other than as a result of an unpermitted disclosure directly or indirectly by Physician or another person who was not authorized by Medical Group to make such disclosure); or (b) is or becomes available to Physician on a nonconfidential basis from a source other than Medical Group, PQC or its Affiliates, advisers, or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to Medical Group of which Physician has knowledge. Notwithstanding anything to the contrary in this Section 16, the obligations of Physician not to use or disclose Intellectual Property set forth in this Section 16 shall be in effect during the entire duration of Physicians employment with Medical Group and for three (3) years thereafter, except that Physician's obligations with respect to any Intellectual Property that constitutes a "trade secret" under applicable law shall be in effect during the entire duration of Physician's employment with Medical Group and for as long thereafter as such information continues to constitute a trade secret.

         17. Miscellaneous.
             -------------

             17.1. Arbitration. Any controversy or claim between Medical
                   -----------
Group, PQC and Physician arising under or relating to this Agreement or any breach thereof (including the question of whether any particular matter is arbitrable hereunder) shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect; provided, however, that no provision of this Agreement shall be modified, deleted or added by reason of such arbitration. Medical Group and Physician agree to abide by all awards rendered in such arbitration proceedings, and all such awards may be filed by the prevailing party in any federal or state court having proper jurisdiction, as a basis for judgment in the issuance of execution thereon. Such arbitration shall be initiated by either Medical Group or Physician by serving a written demand on the other party and the Joint Policy Board stating the substance of the controversy and the contention of the party requesting arbitration. The American Arbitration Association shall appoint or provide the procedure for the determination of a single neutral arbitrator who shall be a fit and impartial person. The fees and costs of the arbitrator and related expenses of arbitration shall be borne by the non- prevailing party. If the arbitrator determines that neither party has substantially prevailed, the parties shall bear equally the fees and costs of the arbitrator and the related expenses of arbitration.

             17.2. Contract Modifications for Prospective Legal Events.
                   ---------------------------------------------------
In the event any
state or federal laws or regulations, now existing or enacted or promulgated after the date of execution of this Agreement are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that this Agreement or any provision hereof may be in violation of such laws or regulations, Medical Group shall propose to the Joint Policy Board for its approval such amendments to this Agreement as necessary to comply with applicable law and preserve the underlying economic and financial arrangements between Physician and Medical Group without substantial economic detriment to either Medical Group or Physician. Any such amendment approved by the Joint Policy Board shall be binding upon Physician, and Physician hereby consents to any such amendment. To the fullest extent permitted by law, each of Physician and Medical Group waives and agrees not to assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section 17.2.

             17.3. No Waive, Remedies Cumulative. None of Medical Group,
                   -----------------------------
PQC or Physician shall by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of either Medical Group, PQC or Physician, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to either Medical Group or Physician shall be considered exclusive of any other remedy available to either Medical Group or Physician, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

             17.4. Availability of Certain Documents. The parties agree, to
                   ---------------------------------
the extent required by law necessary to permit receipt of reimbursement for services by Medical Group, to make available to the Secretary of Health and Human Services, the Comptroller General of the General Accounting Office, or their authorized representatives, any books, documents and records in their possession relating to the nature and extent of the costs of services hereunder for a period of four (4) years after the provision of such services.

             17.5. Severability. If any provision in this Agreement,
                   ------------
including without limitation any of the covenants set forth in Sections 3.3, 8, 11, 12, 13, 14, 15 or 16, is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, the parties desire, intend and agree that it shall not affect any other provision and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law.

             17.6. Assignment. This Agreement shall be binding upon and
                   ----------
shall inure to the benefit of Medical Group and any successor of Medical Group by reorganization, merger, consolidation, acquisition, transfer of Medical Group stock or liquidation and any assignee of all or substantially all of the business or assets of Medical Group. Medical Group may assign this Agreement to any of such persons without the consent of Physician. This Agreement shall be binding upon and shall inure to the benefit of Physician and Physician's personal and legal representatives. Medical Group requires the personal services of Physician hereunder, and Physician may not assign this Agreement or delegate any duties hereunder.

             17.7. Notices. Any notices, requests, demands and other
                   -------
communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Physician at Physician's last known address on the books of Medical Group or, in the case of Medical Group, at its main office, attention of President with a copy to Physicians Quality Care, Inc., 950 Winter Street, Suite 2410 Waltham, MA 02154, attention Chief Executive Officer.

             17.8. Acknowledgment of Services Agreement. Physician
                   ------------------------------------
understands that, as a physician employed by Medical Group, he will be a member of a Pod and that certain matters affecting the governance and operation of the Pod are described in the Services Agreement. Physician acknowledges that certain terms of the Services Agreement are applicable to him as a Pod Physician, including but not limited to reasonably cooperating with Medical Group in credentialing, utilization review, payor contracting and other activities described in the Services Agreement. Pursuant to the Services Agreement, Physician agrees that the provisions of the Services Agreement may be enforced only upon written direction of a majority of the Physician Members of Medical Group.

             17.9. No Obligation to Third Parties. Except as expressly set
                   ------------------------------
forth in this Section, none of the obligations and duties of Physician or Medical Group under this Agreement shall in any way or in any manner be deemed to create any obligation of Physician or Medical Group to, or any rights in, any person or entity not a party to this Agreement. Notwithstanding the foregoing, in accordance with and subject to the terms of the provisions of the Service Agreement between Medical Group and PQC, PQC is hereby made a third party beneficiary of and may enforce the obligations of Medical Group hereunder by any means, at law or in equity.

             17.10. Gender.  References herein to the masculine shall be
                    ------
deemed to refer to the feminine or neuter gender as the context may require.

             17.11. Table of Cross-References
                    -------------------------

"Affiliation"                                             Section 8(d)(iii)(A)
"Anniversary Date"                                        Section 2
"Book Value"                                              Section 8(d)(ii)
"Compensation Committee"                                  Appendix A - Section 4
"Compensation Pool"                                       Appendix A - Section 1
"Discretionary Amount"                                    Section 8(f)
"Documents"                                               Section 16
"Fair Market Value"                                       Section 8(d)(ii)
"Full-Time"                                               Section 3.3(b)
"Independent Financial Expert"                            Section 8(d)(ii)
"Integrated Health Services"                              Section 14
"Intellectual Property"                                   Section 16
"Medical Group"                                           Recitals
"PQC"                                                     Recitals
"Payors"                                                  Section 7
"Physician"                                               Recitals
"Physician Related Liabilities"                           Section 8(c)(ii)(B)
"Pod Distribution"                                        Appendix A - Section 3

"Purchase Closing"                                        Section 8(g)
"Purchased Assets                                         Section 8(c)(ii)(A)
"Practice Area"                                           Section 14
"Practice Site"                                           Section 3.4
"Section 8(d)(ii) Assets"                                 Section 8(d)(ii)
"Section 8(d)(iii) Assets"                                Section 8(d)(iii)
"Section 8(e)(ii) Assets"                                 Section 8(e)(ii)
"Services Agreement"                                      Recitals
"Termination Date"                                        Section 8

                    [Rest of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.


PHYSICIAN:                                        FLAGSHIP HEALTH, P.A.

                                                  By:
-----------------------                              -----------------------
(Name)                                            Name:
                                                  Title:

                                   APPENDIX A

                              COMPENSATION FORMULA
                              ____________________


         Reference is made to Appendices A and B to the Services Agreement, the definitions and provisions of which are incorporated herein by reference.

         1. Compensation Pool. As exclusive compensation for the services of
            -----------------
Medical Group Physician under this Agreement and all other Medical Group Physician employees of Medical Group under their respective Employment Agreements, Medical Group shall establish a compensation pool (the "Compensation Pool") which, on an annual basis, shall be equal to all amounts distributed to Medical Group pursuant to Section 2 of Article A of Appendix B of the Services Agreement. The Compensation Pool shall be allocated among and distributed to Medical Group Physician and other Medical Group Physician employees of Medical Group as provided in this Appendix A. Medical Group Physician shall not be entitled to any compensation for services under this Agreement except as provided in this Appendix A.

         2. Establishment of Budgets for Medical Group Physician Pods. Prior to
            ---------------------------------------------------------
the beginning of each Fiscal Period, a capital and operating budget for each Medical Group Physician Pod shall be established pursuant to Section 3.8 of the Services Agreement. At any point during a Fiscal Period, the Joint Policy Board may, and if the actual Medical Group Physician Pod Practice Revenues less actual Medical Group Physician Pod Practice Expenses is below budgeted levels for such Medical Group Physician Pod or if there is a projected negative Net Margin, shall, review the budgets for such Medical Group Physician Pod and make such changes to such budgets, including the aggregate Pod Distributions (as defined in Section 3 below), as the Joint Policy Board deems to be appropriate. All capital and operating budgets, and changes thereto, also shall be subject to the approval of PQC.

         3. Allocation of the Compensation Pool among Medical Group Physicians.
            ------------------------------------------------------------------
(a) On a biweekly basis, Medical Group shall distribute to each Medical Group Physician Pod from the Compensation Pool an amount equal to one twenty-sixth of the aggregate Medical Group Physician Draw allocated to such Medical Group Physician Pod pursuant to the operating budget approved by the Joint Policy Board (the "Pod Distribution") less the Deductible Expenses allocated to such Medical Group Physician Pod (which amount shall be distributed to Medical Group to pay such Deductible Expenses); provided, however, if at any time during a Fiscal Period: (1) Medical Group determines that the amount allocated to the Compensation Pool for any Fiscal Period pursuant to Section 1 of this Appendix A may be less than ninety-five percent (95 %) of the aggregate Medical Group Physician Draw budgeted for such Fiscal Period, or (2) Medical Group or the Joint Policy Board determine that: (a) the Medical Group Physician Pod's Practice Expenses for such Fiscal Period will exceed the budgeted Medical Group Physician Pod Practice Expenses for such Medical Group Physician Pod, or (b) the Medical Group Physician Pod's Practice Revenues will be less than the Medical Group Physician Pod's budgeted Practice Revenues, Medical Group may reduce the Pod Distributions in such manner as Medical Group determines to be appropriate in order that the aggregate Pod Distributions to all Medical Group Physician Pods do not exceed the amount of the Compensation Pool for such Fiscal Period. The Pod Distribution shall be allocated among the Medical Group Pod Physicians as determined by the majority of the Medical Group Pod Physicians.

         4. Allocation of Variable Distribution Pool. There shall be a
            ----------------------------------------
Compensation Committee (the "Compensation Committee") consisting of at least seven (7) Medical Group Physicians elected annually by the Physician Members of Medical Group, a minimum of three (3) of whom shall be primary care physicians, two (2) of whom shall be pediatricians and two (2) of whom shall be specialists. Any action of the Compensation Committee shall require the affirmative vote of at least one (1) primary care physician, one (1) pediatrician, and one (1) specialist. Within forty-five (45) days of the end of each three (3) month period, Medical Group shall advise the Compensation Committee of the amount, if any, of Variable Distribution. The Compensation Committee, by the approval of a majority of the members of such committee, shall determine how the Variable Distribution, if any, shall be allocated among the Medical Group Physician Pods. The Variable Distribution, if any, to a Medical Group Physician Pod shall be allocated among the Medical Group Pod Physicians as determined by a majority of the Medical Group Pod Physicians.

         5. Determination of Compensation Committee I Majority of Medical Group
            -------------------------------------------------------------------
Pod Physicians Final. The determination of the Compensation Committee (with
--------------------
respect to allocating the Variable Distribution, if any, among Medical Group Physician Pods) and the majority of Medical Group Pod Physicians (with respect to allocating the Pod Distribution and any Variable Distribution granted to such Medical Group Physician Pod among the Medical Group Pod Physicians) pursuant to this Appendix A shall be binding upon Medical Group and Medical Group Physician, and neither PQC nor Medical Group shall have any liability to Medical Group Physician as a result of any determination of the Compensation Committee or majority of Medical Group Pod Physicians; provided, however, that Medical Group shall not be required to make any distribution in accordance with the determinations of the Compensation Committee or majority of Medical Group Pod Physicians that Medical Group reasonably believes to conflict with any federal or state statute or regulation. In no event shall any Medical Group Physician be entitled to any compensation in addition to that determined pursuant to this Appendix A nor shall the aggregate compensation to all Medical Group Physicians with respect to any Fiscal Period exceed the amount of the Compensation Pool for such Fiscal Period.

         6. Initial Individual Draw. The portion of the aggregate Medical Group
            -----------------------
Physician Draw allocable to the Physician is (Draw) on an annualized basis (payable on a bi-weekly basis as set forth in this Appendix A), for the one month period ending December 31, 1996, and the Fiscal Period ending December 31, 1997, subject to adjustment from time to time as provided in the Services Agreement; which number expressly includes Nine Thousand Six Hundred Eighty Dollars ($9,680) (being an amount equal to the standard benefit package approved by the Joint Policy Board); provided that at the direction of the Physician, some or all of such $9,680 may be applied either to the payment of benefit premiums (in which case such amount shall be treated as a Practice Expense) or shall be paid to the Physician as Physician Draw.

         7. Threshold for Discretionary Expenses.  Expenditures by the
            ------------------------------------
Physician's Medical Group Physician Pod in any Fiscal Period in excess of the amount set forth hereinafter shall constitute Discretionary Expenses (as that term is defined in Section 10.5 of Appendix A to the Services Agreement):
(Discretionary Expenses).

                                  APPENDIX B

                                   BENEFITS
                                   --------

         1. Family coverage for health insurance through a managed care plan acceptable to the Joint Policy Board

         2.       Term life insurance - $50,000 coverage

         3. Long term disability insurance at 60%, maximum benefit of $10,000/month, 90-day eligibility

                                  APPENDIX C
                             EMPLOYMENT AGREEMENT
                                  OF (TITLE)

                         PRACTICE AREA & PRACTICE SITE
                         -----------------------------


A. Practice Area.
   -------------

   "Practice Area" shall mean the area within a fifteen (15) mile radius of the following clinic location[s] of Medical Group:

        (Location)

     B. Practice Site.
        --------------

     "Practice Site" shall mean the clinic of the Medical Group located at the address(es) set forth above in Section A of this Appendix C.

                     SCHEDULE 3.2(g) (PHYSICIAN SPECIALTY)

         As a continuing condition of Physician's employment, Physician agrees to be board-certified or board-eligible or have equivalent training and experience in [Physician Specialty].

              SCHEDULE 3.6 (INTELLECTUAL PROPERTY IN DEVELOPMENT)

                            [Intellectual Property]

                                 SCHEDULE 5(f)
                (CIVIL, CRIMINAL OR ADMINISTRATIVE LITIGATION,
                        INVESTIGATIONS, OR PROCEEDINGS)